Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Series 2002-2

Credit Enhancement Report for May 27, 2003 Distribution
Credit Enhancement Report
ACCOUNTS	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	GROUP 2	GROUP 1	TOTAL

PMI Premiums	(414.39)	(4,811.73)	(5,226.12)

STRUCTURAL FEATURES	GROUP 2	GROUP 1	TOTAL

Overcollateralization Amount			3,298,654.16
Overcollateralization Requirement			10,389,564.34
Excess Interest			730,683.87

Page 11 of 27	© COPYRIGHT 2003 Deutsche Bank